Exhibit 99.1

              FARO Technologies Reports First Quarter 2003 Results

                Third Consecutive Profitable Quarter Reported;
                      Year Over Year Sales Increase 54%


    LAKE MARY, Fla., May 8 /PRNewswire-FirstCall/ --
FARO Technologies, Inc. (Nasdaq: FARO) today reported its third consecutive profitable quarter, fueled by increases in sales and operating margin.

    (Photo: http://www.newscom.com/cgi-bin/prnh/20000522/FLM035LOGO )

    Net income was $489,000, or four cents per share, in the quarter that ended March 29, 2003, compared to a net loss of $1.7 million, or 14 cents per share in the year-ago quarter, which ended March 31, 2002.

    Sales for the quarter were $13.4 million, a 54.0% increase from $8.7 million in the first quarter of 2002. At March 29, 2003 the Company had a backlog of orders representing approximately $8.9 million in sales, compared to approximately $4.2 million at March 29, 2002. Gross margin was 56.0% for the first quarter of 2003, substantially unchanged from 56.1% in the first quarter of 2002.

    Selling, general and administrative ("SG&A") expenses were $5.6 million in the first quarter of 2003, an increase of $0.8 million, or 16.7% from $4.8 million in the year-ago quarter. As a percentage of sales, SG&A expenses were 41.4% in the first quarter of 2003, a 24.6% drop from 54.9% in the year ago quarter. On a sequential basis, SG&A expenses as a percentage of sales in the first quarter of 2003 were down slightly from 41.6% in the fourth quarter of 2002.

    Income from operations increased $2.3 million, from a loss of $1.8 million in the first quarter of 2002 to $459,000 in the first quarter of 2003. This increase was a result of an increase in gross profit of $2.6 million plus reductions of $73,000 and $345,000 in depreciation and amortization, and research and development expenses, respectively offset by the $0.8 million increase in SG&A expenses noted above.

    Regionally, sales in the United States grew 30.8% to $5.1 million in the first quarter of 2003 compared to $3.9 million in the first quarter of 2002. Sales in Europe increased 83.9% in the first quarter of 2003 to $5.7 million, compared to $3.1 million in the year ago quarter. Sales in the rest of the world in the first quarter increased 58.8% to $2.7 million, from $1.7 million in 2001. The Company also announced plans to open a direct sales office in China by the first quarter of 2004.

    "As we previously reported, on a sequential basis, sales in the first quarter of 2003 represented 88.7% of fourth quarter 2002 sales, showing an apparent seasonality, in line with the preceding five-year (1998 - 2002) average of 86.2% when comparing first quarter sales to sales in the fourth quarter of the prior year," said Simon Raab, President and CEO.

    "The acceptance of our new products continues to defy the ongoing malaise which is hurting machine tool sales worldwide," continued Raab. "We remain cautiously optimistic that the growth that we have seen in the past few quarters will continue in this tough market. While I was satisfied with the profitability in the first quarter, I had expected a somewhat higher gross margin, following a trend seen in the last three sequential quarters. We continue to examine our processes to improve the gross margin back to traditional levels of 60% or higher," Raab concluded.

    On January 1, 2003, the Company modified its accounting calendar in which the reporting quarters end on the last Saturday nearest to the calendar month-end. Consequently the first quarter ended on March 29, 2003. The ending dates for all quarters in the reporting year of 2003 will be listed in Note B of the Notes to Consolidated Financial Statements contained in the Company's Form 10-Q for the first quarter of 2003 to be filed with the Securities and Exchange Commission. This change in the accounting calendar is expected to facilitate a leveling of the monthly fluctuations associated with calendar month ends for payroll and related expenses (the odd number of days in a month) and other manufacturing operational expenses.

    Cash from operations of approximately $932,000 contributed to an increase of approximately $900,000 in cash and total investments to $6.8 million at March 29, 2003 compared to $5.9 million at December 31, 2002. The Company had approximately $1.5 million in borrowings under a line of credit at March 29, 2003, unchanged from December 31, 2002.

    A conference call reviewing the first quarter 2003 results will be held Friday, May 9, 2003 beginning at 11:00 AM (Eastern)/ 8:00 AM (Pacific). To participate please dial 800-245-3043 five minutes prior to start time. International callers should dial 785-832-0201. The Conference ID is "FARO". A recording of the call will be available until August 9, 2003 by dialing 800-695-1564. International callers should dial 402-530-0925. No access code is needed for the replay. The call will be simultaneously broadcast over the Internet at:

        http://www.firstcallevents.com/service/ajwz381152450gf12.html
    The call will be archived at the Company's website at http://www.faro.com.

    Financial Tables Follow


    This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts or that describe the Company's future plans, objectives, expectations ,strategies, or goals are forward-looking statements. In addition, words such as "may," "believes," "anticipates," "expects," "intends," "plans," "seeks," "estimates," "will," "should," "could," and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements. Factors that might cause such a difference include, but are not limited to:

    * The potential loss of material customers,

    * The failure to properly manage growth and successfully integrate acquired businesses such as SMX,

    * inability of the Company's products to attain broad market acceptance,

    * inability of the Company to increase gross margin,

    * inability of the Company to maintain or reduce operating expenses,

    * inability of the Company to ramp up shipments of its new Faro Arm and Laser Tracker products in 2003 as a result of manufacturing or other delays,

    * foreign exchange fluctuation,

    * the impact of competitive products and pricing,

    * fluctuations in quarterly operating results as a result of the size, timing and recognition of revenue from significant orders, increases in operating expenses required for product development and marketing, the timing and market acceptance of new products and product enhancements; customer order deferrals in anticipation of new products and product enhancements; the Company's success in expanding its sales and marketing programs, and general economic conditions,

    * increased length of the Company's sales cycle,

    * uncertainties in patent enforcement or the protection of other proprietary rights,

    * dependence on Simon Raab and Gregory A. Fraser and other key personnel,

    * the cyclical nature of the industries of the Company's customers,

    * the other risks detailed in the Company's 10-K report and other filings from time to time with the Securities and Exchange Commission.
Forward-looking statements in this release represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.



                             FARO TECHNOLOGIES, INC.
                             SUMMARY FINANCIAL TABLE
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                    UNAUDITED

                                                  Three Months Ended
                                              March 29, 2003    March 31, 2002


    Sales                                      $13,404,265        $8,721,611
    Cost of sales                                5,899,580         3,828,633

    Gross profit                                 7,504,685         4,892,978

    Operating expenses:
        Selling                                  3,787,438         3,226,923
        General and administrative               1,750,566         1,557,681
        Depreciation and amortization              588,653           661,359
        Research and development                   877,468         1,222,806
        Employee stock options                      41,448            13,397

        Total operating expenses                 7,045,573         6,682,166

    Income (loss) from operations                  459,112        (1,789,188)

    Interest income                                  2,665           205,728
    Other income, net                              115,739           (28,386)
    Interest expense                               (15,897)           (1,116)

    Income (Loss) before income taxes              561,619        (1,612,962)
    Income tax (benefit) provision                  72,255            39,801

    Net income (loss)                             $489,364       $(1,652,763)

    Net income (loss) per common share -
     Basic                                           $0.04            $(0.14)

    Weighted average shares - Basic             11,893,037        11,351,726

    Net income (loss) per common share -
     Diluted                                         $0.04            $(0.14)

    Weighted average shares - Diluted           12,096,639        11,744,252



                   SELECTED CONSOLIDATED BALANCE SHEET DATA
                                 (Unaudited)

                                           March 29, 2003

        Cash and investments                    $6,815,452
        Current assets                         $31,771,233
        Total assets                           $46,671,161
        Current liabilities                    $11,496,272
        Long-term debt                             $88,121
        Total liabilities                      $12,080,112
        Total shareholders' equity              34,591,049
        Total liabilities and
         shareholders' equity                  $46,671,161